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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors Ferro Corporation:

We consent to incorporation by reference in the Registration Statements (File Nos. 2-61407, 33-28520, and 33-45582) on Form S-8 and in the Registration Statements (File Nos. 33-51284 and 33-63855) on Form S-3 of Ferro Corporation of our report dated February 13, 2002, with respect to the consolidated balance sheets of Ferro Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Ferro Corporation.

/s/ KPMG LLP
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KPMG LLP
Cleveland, Ohio
March 26, 2002